Exhibit 10.92

                                    AMENDMENT TO LICENSE AGREEMENT

      This Amendment, effective as of April 1, 2003, by and between IP Holdings LLC, with offices located at 104 Foulk Road, Wilmington, DE (“Licensor”) and Innovo Inc., with offices located at 2333 Kingston Pike, Suite 100, Knoxville, TN 37919 ("Licensee") (collectively, the "Parties").

              WHEREAS, the Parties have entered into a certain license agreement dated as of March 26, 2001, which was amended as of July 26, 2002 (the “License”); and

            WHEREAS, the Parties would like to further amend the License as set forth herein and in the attached Exhibit B; and .

            NOW THEREFORE, in consideration of their mutual premises, the Parties hereby amend the License as follows (all capitalized terms used herein are used as in the License unless otherwise defined).

      1.   This Amendment shall be effective as of April 1, 2003.

  The definition of Articles in Section 1.1 shall state as follows:

      “Bags and small leather/pvc goods”.

  Section 2.1 shall be deleted in its entirety and replaced with the following:

      “2.1 Term.  The Term of this Agreement shall be the period commencing as of April 1, 2003 and continuing through March 31, 2007.”

4.      Section 2.2 shall be deleted in full and replaced with the following:

      “2.2  Definition of Year and Quarter.  (a) the first Year of the Term shall be the period from April 1, 2003 through March 31, 2004.  The second Year of the Term shall be the period 4/1/04 through 3/31/05.  The third Year of the Term shall be the period 4/1/05 through 3/31/06.  The fourth Year of the Term shall be the period 4/1/06 through 3/31/07.       Each quarter of each Year commencing January 1, April 1, July 1 and October 1 shall be deemed a “Quarter”).

  The following Section 2.3 shall be added:

      “2.3  Renewal Term.  Licensee shall have the option to renew thisAgreement for one additional term of four Years (the “Renewal Term”, referred to together with the Term, as applicable, as the “Term”), provided that, with respect to such renewal, (i)  Licensee notifies Licensor of its desire to renew this Agreement no later than 6 months prior to the expiration date of the Term, (ii) Licensee has fully complied with its obligations pursuant hereto and has maintained a performance standard acceptable to Licensor during the Term and (iii) Licensee has provided reasonable projections for the fourth Year of the  Term to Licensor upon which Licensor can rely in determining whether Licensee will meet the Renewal Threshold.   Notwithstanding the foregoing, in the event that Net Sales  for the Term are  projected to be less than $10,000,000 (the “Renewal Threshold”), then Licensee’s renewal rights with respect to the Renewal Term shall be void and unenforceable.   In the event that Licensee provides projections upon which a renewal is based and they are not achieved, it shall be deemed a material default under this Agreement. “

6.   Sections 5.1, 5.2, 5.3 and 5.4 shall be deleted in their entirety and replaced with the following:

5.1            Minimum Royalties.   At all times that the Agreement shall remain in

effect, Licensee shall pay to Licensor in the manner provided for in Section 11.5  and in conjunction with the reporting requirements set forth in Section 7, guaranteed Minimum Royalties as set forth in Exhibit B hereto (the “Minimum Royalties”).   Minimum Royalties shall be paid in equal quarterly installments on the first day of each Quarter, commencing on April 1, 2003 and continuing through all Renewal Terms and shall be non-refundable.

5.2      Percentage Royalties.  At all times that the Agreement shall remain in effect, Licensee shall pay Licensor in the manner provided for in Section 11.5, and in conjunction with the reporting requirements set forth in Section 7, percentage royalties equal to five percent (5%) of Net Sales, as defined herein (“Percentage Royalties”).    Percentage Royalties shall be accounted for on the basis of each Quarter, and shall be paid in United States Dollars within thirty (30) days following the last day of each Quarter (or portion thereof in the event of prior termination of this Agreement for any reason).

      5.3      Calculation of Royalties.  All payments of Minimum Royalties for each Quarter shall be credited against payment of Percentage Royalties for that Quarter.  If at the end of any Quarter, the amount of Percentage Royalties due exceeds the Minimum Royalties paid, Licensee shall pay to Licensor in the manner provided in Section 11.5 the difference between the Minimum Royalties paid and the Percentage Royalties owed for that Quarter.  Percentage Royalties payable for each Quarter shall be computed on the basis of Articles sold by Licensee during such Quarter.  During each Year, excess Percentage Royalties paid quarterly over the quarterly Minimum Royalty amount shall be carried forward to succeeding Quarters in that Year as a credit against next due Minimum Royalty payments.  Fourth Quarter payments of Percentage Royalties shall not carry forward against payments due in any succeeding Years.  As of the end of each Year (upon Licensor’s receipt of the Quarterly Statement and Percentage Royalties for the fourth Quarter thereof), the total amount of royalties paid by Licensee for such Year shall be the greater of five percent (5%) of Net Sales for such Year, or the total Minimum Royalties due during that Year.

      “5.4 Advertising Royalties. (a) At all times that the Agreement shall remain in effect, Licensee shall pay Licensor in the manner provided for in Section 11.5, and in conjunction with the reporting requirements set forth in Section 7, a minimum advertising contribution to Licensor for national and institutional advertising of Articles equal to two percent (2%) of Net Sales for each Year (the "Minimum Advertising Contribution").  The Minimum Advertising Contribution shall be accounted for on the basis of each Quarter, and shall be paid in United States Dollars within thirty (30) days following the last day of each Quarter (or portion thereof in the event of prior termination of this Agreement for any reason).   (b) In addition to the payment of Advertising Royalties, Licensee shall spend such additional amounts as it sees fit on co-operative and trade advertising.”

    7.     The following Section 8.3 shall be added:

     “8.3    Payment of All Amounts Due Under Agreement.  In the event of a termination in accordance with this Section, Licensee shall promptly pay to Licensor all amounts due hereunder that remain unpaid for the balance of the Term of this Agreement.”

     8.            Section 11.5 shall be deleted in its entirety and replaced with the following:

11.5  Manner of Payment.   All amounts payable to Licensor by Licensee pursuant to this Agreement shall be paid by wire transfer in United States Dollars by Licensee to Licensor in accordance with the reasonable instructions of Licensor, or by check sent to the attention of Beth Peoples, IP Holdings, Inc., 104 Foulk Road, Wilmington, DE, 19803.  Checks should be made payable to “IP Holdings LLC”, or to such payee as Licensor shall designate at any time by written notice to Licensee.

  Except as otherwise set forth in this Amendment, the License shall remain in full force and effect as originally written.

IN WITNESS WHEREOF, the Parties hereto intending to be bound hereby execute this Amendment by their duly authorized representatives.

IP HOLDINGS LLC                                                     INNOVO, INC.

By Its Manager                                                            Licensee

IP Management Corporation

By: ___________________                                              By: ___________________

            Its:                                                                               Its:

            EXHIBIT B

            Minimum Royalties                                    Minimum Net Sales

Year 1 = 4/1/03 – 3/31/04                        $50,000                                              $1 million

Year 2 = 4/1/04 – 3/31/05                        $75,000                                              $1.5 million

Year 3 = 4/1/05 – 3/31/06                        $87,500                                              $1.75 million

Year 4 = 4/1/06 – 3/31/07                        $100,000                                            $2.0 million

                                                Total = $312,500                                 Total = $6.25 million

Renewal Threshold = $10 million

Year 5 = 4/1/07 – 3/31/08                        $125,000                                            $2.5 million

Year 6 = 4/1/08 – 3/31/09                        $150,000                                            $3.0 million

Year 7 = 4/1/09 – 3/31/10                        $175,000                                            $3.5 million

Year 8 = 4/1/10 – 3/31/11                        $200,000                                            $4.0 million

                                                Total =$650,000                               Total = $13 million